Exhibit 95

Mine Safety Disclosure

The following information relates to the three months ended June 30, 2012. The Company was issued no citations under section 104 of the Federal Mine Safety and Health Act of 1977.  No orders were issued under section 104(b) or 107(a), no citations or orders were issued under section 104(d) and there were no violations under section 110(b)(2). There were no mine-related fatalities. No written notice from the Mine Safety and Health Administration of a pattern of violations or the potential to have such a patter was received. There were no pending legal actions before the Federal Mine Safety and Health Review Commission.

During the three months ended March 31, 2012, there was one violation of mandatory health or safety standard that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under Section 104 of MSHA for which the Company received a citation.  The condition was remediated the same day as the citation was issued.  By inadvertence, the violation was not reported in Exhibit 95 to the quarterly reported for the three months ended March 31, 2012.